NEWS BULLETIN
POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, November 13, 2008

POINT.360 ANNOUNCES FIRST QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2008.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During the first quarter of fiscal 2009, we continued to generate positive operating cash flow. In addition, we completed the purchase of one of our Burbank facilities that fixes our occupancy costs for the future and provides us with an appreciating asset for the long term.

“After the end of the September quarter, we once again purchased Point.360 shares in the open market. To date, we have bought 120,000 shares, or about 1% of the outstanding stock.

“Also after the end of the first quarter, we acquired Video Box Studios which will add approximately $1.5 million of sales to our West Los Angeles facility. We will continue to look for complimentary expansion opportunities.”

Results for the three months ended September 30, 2007 reflect the sum of the periods July 1-August 13, 2007 and August 14, 2007 (the date of the spin-off) to September 30, 2007. Results for the period July 1-August 13, 2007 have been carved out of Old Point.360 for comparative purposes.

Revenues

Revenue for the quarter ended September 30, 2008 totaled $11.4 million compared to $10.4 million in the same quarter last year.

Gross Margin

In the first quarter of fiscal 2009, gross margin was $3.7 million (33% of sales), compared to $2.4 million (23% of sales) in the prior year’s first quarter. Reduced labor and facility costs contributed to the increased margins.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2009, SG&A expenses were $3.7 million, or 33% of sales, compared to $3.3 million, or 32% of sales in the first quarter of last year.

In the first quarter of last year, the Company recorded a restructuring charge of $0.5 million related to the August 13, 2007 decision to vacate one of its facilities and certain other reorganization costs. These charges are shown separately in the consolidated statement of income (loss).

Interest expense increased slightly in the current quarter due to mortgage debt related to our July 2008 real estate purchase.

Operating Income (Loss)

Operating income was $0.0 million in the first quarter of 2009 compared to a $1.5 million operating loss in last year’s first quarter.

Net Income (Loss)

For the first quarter of 2009, the Company reported break-even results compared to net loss of $1.3 million ($0.12 per share) in the same period last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three month period ended September 30, 2007 and 2008:

	Three Months Ended September 30,
	2007	2008
Revenues	$10,361,000		$11,366,000
Cost of services	(7,991,000)		(7,636,000)

Gross profit	2,370,000		3,730,000
Selling, general and administrative expense	(3,325,000)		(3,708,000)
Restructuring costs	(513,000)		-

Operating income (loss)	(1,468,000)		22,000
Interest expense	(66,000)		(129,000)
Interest income	-		23,000
Other income (expense)	-		-

Income (loss) before income taxes	(1,534,000)		(83,000)
(Provision for) benefit from income taxes	223,000		38,000
Net income (loss)	$(1,311,000)	$	_ __(45,000)

Earnings (loss) per share:
Basic:
Net income (loss)	$(0.12)		$(0.00)
Weighted average number of shares	10,553,410		10,504,072

Diluted:
Net income (loss)	$(0.12)		$(0.00)
Weighted average number of shares including the dilutive effect of stock options	10,553,410		10,504,572

Selected Balance Sheet Statistics (in thousands - unaudited)*

	June 30, 2008	September 30, 2008
Working Capital	$16,497	$14,645
Property and equipment, net	8,667	15,851
Total assets	42,358	47,508
Current portion of long term debt	1,810	1,884
Long-term debt, net of current portion	2,839	8,314
Shareholder’s equity	30,800	30,711

* The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value added service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With six locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. Clients include major motion pictures studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievement of Point.360 to be materially different from those expected or anticipated in the forward-looking statements. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward- looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein; (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.